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                                                                   EXHIBIT 10.23


                             SEPARATION AGREEMENT
                             --------------------

     THIS SEPARATION AGREEMENT (this "Agreement") is made and entered into as of this 11/th/ day of February 2000, by and between RICH SKOBA, a resident of St. Louis County, Missouri ("Skoba"), and INTIRA CORPORATION, a Delaware corporation ("Intira").

                                   RECITALS
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     A.   Skoba is one of the founders and executive officer of Intira.

     B. Skoba and Intira are parties to that certain Employment Agreement, dated as of March 3, 1998 (the "Employment Agreement"); Skoba and Intira are a party to that certain Co-Sale Agreement dated the 30/th/ day of June, 1999 (the "Co-Sale Agreement), Skoba and Intira are a party to that certain Voting Agreement dated the 30/th/ day of June, 1999, and all amendments thereto (the "Voting Agreement") and Skoba and Intira are a party to that certain Restricted Common Stock Agreement dated the 3rd day of March, 1998 (the "Restricted Common Stock Agreement") and that certain indemnification agreement dated June 15, 1998 ("Indemnification Agreement").

     C. Skoba desires to terminate his employment with Intira in order to develop and pursue other business ventures.

     D. Skoba and Intira desire to terminate the Employment Agreement and to set forth herein the agreement between them regarding Skoba' separation from employment with Intira.

     E. For and in consideration of the covenants, agreements and understandings set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is acknowledged by Skoba and Intira, Skoba and Intira hereby agree as follows:

                                   AGREEMENT
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     1.   Resignation.  Skoba hereby resigns, effective as of the date hereof
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which resignation shall be irrevocable and this Agreement shall constitute his resignation, as an employee of Intira without any further action on the part of Skoba or Intira. Intira shall pay and provide Skoba his current salary through the date hereof, net of usual withholdings and Skoba shall provide such services to Intira as requested by Intira through the date hereof. Skoba and Intira hereby terminate the Employment Agreement effective as of the date hereof; provided, however, that Section 4 of the Employment Agreement (but not any other Sections of the Employment Agreement that could apply to such Section 4, such as
Section 8 of the Employment Agreement) shall survive and remain in full force and effect as if republished and incorporated by reference herein.

     2.   Separation Payments and Other Benefits.
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          a.   In consideration of the covenants and agreements of Skoba set forth in Section 3 hereof, Intira shall continue to pay Skoba, a bi-monthly separation payment equal to Skoba's base gross bi-monthly income ($180,000), minus applicable federal and state tax withholding) for 3 months beginning from the date of this Agreement and continuing through and including May 11, 2000.

          b. Intira shall continue to maintain, at the sole cost and expense of Intira, health and dental insurance coverage, on the same terms, conditions and coverage as exist on the date hereof, for Skoba and his eligible dependents (which shall include those persons in Skoba' family currently covered under Intira's health and insurance coverage) from the date hereof until August 11, 2000. Alternatively, Skoba may, at his option at any time between the date hereof and August 11, 2000, obtain his own policy of health and dental insurance coverage (on terms no less favorable than the terms under Intira's existing coverage) for Skoba and his eligible dependents (which shall include those persons in Skoba' family currently covered under Intira's health and insurance coverage) and Intira shall pay the costs and expenses of such insurance coverage until August 11, 2000 in an amount not to exceed the amount that Intira would be responsible for under the first sentence of this Section 2.b.

          c. Intira shall, in compliance with COBRA, offer Skoba and his eligible dependents continuation coverage in compliance with COBRA from and after August 11, 2000, at the sole cost and expense of Skoba.

          d. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts payable, or in any way diminish, Skoba' rights under any benefit, 401(k), retirement, defined contribution, defined benefit or other plan or arrangement as of the date of this Agreement.

          e. As long as Skoba is in compliance with the additional terms of this Agreement, Intira hereby irrevocably terminates and waives its Repurchase Right and the corresponding right to assign such Repurchase Right as such terms are defined in section 4.1 of the Restricted Stock Agreement and further agree that all such shares owned by Skoba shall, for purposes of the Restricted Stock Agreement, be deemed vested shares.

     3.   Non-Competition.
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          a.   From the date hereof and for one (1) year thereafter (the
"Restricted Period"), Skoba shall not, within the continental United States, directly or indirectly, acting alone or with others, voluntarily or involuntarily, own, operate, engage in, have an interest in, control through stock ownership or otherwise, or become employed by, work for, advise, be connected with, consult with or represent in any capacity or in any manner whatsoever in any role, any individual, firm, corporation, partnership, association or other entity (other than Intira) who or which is engaged in business as a "Netsourcing company" (as such terms are used and described in Intira's current business plan, website or marketing materials which are incorporated herein by this reference); provided, however, that the foregoing restrictions shall not be construed or otherwise interpreted so as to prevent Skoba from owning stock or other securities in a company